Exhibit: 16.1

October 8, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 3, 2003, of American Skandia Life Assurance Corporation and are in agreement with the statements contained in paragraph 1 with respect to Ernst & Young LLP serving as the independent accountant to Skandia US and its subsidiaries prior to the acquisition; paragraph 2 with respect to the dismissal of Ernst & Young LLP as its independent accountants;
and paragraph 3 of Item 4 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                              /s/ERNST & YOUNG LLP